EXHIBIT 3.2

                           CERTIFICATE OF DESIGNATION
                                       OF
                               LOYALTYPOINT, INC.

     I, Paul Robinson, Chief Executive Officer of LoyaltyPoint, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter the "Corporation"), DO HEREBY CERTIFY:

     That pursuant to Sections 151 and 242 of the Delaware General Corporation Law, the Board of Directors of the Corporation on August 9, 2004, adopted the following resolution.

     RESOLVED: That the designations, powers, preferences and rights of the Series B Preferred Stock be, and they hereby are, as set forth below:

     1. DEFINITIONS. For purposes of this Certificate of Designation, the following definitions apply:

        1.1 "BOARD" shall mean the Board of Directors of the Corporation.

        1.2 "CORPORATION" shall mean this corporation.

        1.3 "COMMON STOCK" shall mean the Common Stock, $0.001 par value, of the Corporation.

        1.4 "COMMON STOCK DIVIDEND" shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

        1.5 "ORIGINAL ISSUE DATE" shall mean the date on which the first share of Series B Preferred Stock is issued by the Corporation for the Series B Preferred Stock.

        1.6 "ORIGINAL ISSUE PRICE" shall mean Thirteen Cents ($0.13) per share for the Series B Preferred Stock.

        1.7 "PREFERRED STOCK" shall mean any other shares of preferred stock other than the Series B Preferred Stock.

        1.8 "SERIES B PREFERRED STOCK" shall mean the Series B Preferred Stock, $0.001 par value per share, of the Corporation.

        1.9 "SUBSIDIARY" shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.

     2. DESIGNATION AND AMOUNT OF SHARES OF SERIES B PREFERRED STOCK. The Corporation hereby authorizes the issuance of up to 30,769,231 shares of its authorized, but unissued, Preferred Stock, $.001 par value per share, to be designated as "Series B Preferred Stock".

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     3. DIVIDEND RIGHTS.

        3.1 Series B Preferred Stock. In each calendar year, the holders of the then outstanding Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefor, noncumulative dividends when, as and if declared by the Board.

        3.2 Participation Rights. If the Board shall declare additional dividends out of funds legally available therefor in that calendar year, then, subject to the dividend rights of any holders of Preferred Stock, such additional dividends shall be declared pro rata on the Common Stock and the Series B Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series B Preferred Stock is to be treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Series B Preferred Stock held by such holder pursuant to Section 6.

        3.3 Non-Cash Dividends. Whenever a dividend provided for in this
Section 3 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

        3.4 Payment on Conversion. If the Corporation shall have declared any unpaid dividends with respect to any Series B Preferred Stock, then immediately prior to, and upon a conversion of any of the Series B Preferred Stock as provided in Section 6, the Corporation shall, subject to the legal availability of funds and assets therefor and subject to any liquidation preference rights which may have been previously invoked under Section 4 hereof, pay in cash to the holder of the shares of Series B Preferred Stock being converted the full amount of any dividends declared and unpaid on such shares.

     4. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets that may be legally distributed to the Corporation's stockholders (the "AVAILABLE FUNDS AND ASSETS") shall be distributed to stockholders in the following manner:

        4.1 Series B Preferred Stock. The holder of each share of Series B Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets (and prior and in preference to any payment or distribution setting apart of any payment or distribution of any Available Funds and Assets on Shares of Common Stock), an amount per share equal to the Original Issue Price of the Series B Preferred Stock plus all declared but unpaid dividends thereon. If upon any liquidation, dissolution or winding up of the Corporation, the Available Funds and Assets to be distributed to the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such stockholders of their full preferential amount described in this subsection, then all of the Available Funds and Assets shall be distributed among the holders of the then outstanding Series B Preferred Stock pro rata according to the number of outstanding shares of Series B Preferred Stock held by each holder thereof.

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        4.2 Remaining Assets. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series B Preferred Stock of their full preferential amounts described above in this Section 4, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock pro rata according to the number of shares of Common Stock held by each holder thereof, subject to the dividend rights of any other holders of Preferred Stock.

        4.3 Merger or Sale of Assets. Unless otherwise approved by vote of the holders of at least a majority of the shares of the Series B Preferred Stock, each of the following transactions shall be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this
Section 4: (a) any reorganization, consolidation, merger or similar transaction or series of related transactions (each, a "COMBINATION TRANSACTION") in which the Corporation is a constituent corporation or is a party if, as a result of such combination transaction, the voting securities of the Corporation that are outstanding immediately prior to the consummation of such combination transaction (other than any such securities that are held by an "Acquiring Stockholder", as defined below) do not represent, or are not converted into, securities of the surviving corporation of such combination transaction (or such surviving corporation's parent corporation if the surviving corporation is owned by the parent corporation) that, immediately after the consummation of such combination transaction, together possess at least a majority of the total voting power of all securities of such surviving corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such combination transaction, including securities of such surviving corporation (or its parent corporation, if applicable) that are held by the Acquiring Stockholder; (b) a sale of all or substantially all of the assets of the Corporation; or (c) any grant of an exclusive, irrevocable license or licenses to all or substantially all of the Company's intellectual property to an individual or entity other than a wholly-owned subsidiary of the Corporation. For purposes of this Section 4.3, an "ACQUIRING STOCKHOLDER" means a stockholder or stockholders of the corporation that (i) merges or combines with the Corporation in such combination transaction or (ii) owns or controls a majority of another corporation that merges or combines with the Corporation in such combination transaction.

        4.4 Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board of Directors in good faith, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

               (a) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

                    (i) unless otherwise specified in a definitive agreement for the acquisition of the Corporation, if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty
(30) day period ending three (3) days prior to the distribution; and

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                    (ii) if (i) above does not apply but the securities are
actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, the value shall be deemed to be the average of the closing bid prices over the thirty (30) calendar day period ending three (3) trading days prior to the distribution; and

                    (iii) if there is no active public market as described in clauses (i) or (ii) above, then the value shall be the fair market value thereof, as mutually determined in good faith by the Board and the holders of a majority of the Series B Preferred Stock then outstanding.

               (b) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs
(a)(i),(ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.

     5. VOTING RIGHTS.

        5.1 Common Stock. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held.

        5.2 Preferred Stock. Each holder of shares of Series B Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Series B Preferred Stock could be converted pursuant to the provisions of Section 6 below at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

        5.3 General. Subject to the other provisions of this Certificate of Incorporation, each holder of Series B Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Series B Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

        5.4 Board of Directors Election. So long as 40% of the shares of Series B Preferred Stock initially issued are outstanding, the holders of the Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) director of the Corporation. The holders of Common Stock and Series B Preferred Stock, voting together as a single class, shall be entitled to elect the remaining directors of the Corporation, subject to the rights of any other holders of Preferred Stock.

     6. CONVERSION RIGHTS. The outstanding shares of Series B Preferred Stock shall be convertible into Common Stock as follows:

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        6.1 Optional Conversion.

               (a) At the option of the holder thereof, each share of Series B Preferred Stock shall be convertible, at any time or from time to time into fully paid and nonassessable shares of Common Stock as provided herein.

               (b) Each holder of Series B Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the transfer agent for the Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series B Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series B Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

        6.2 Automatic Conversion.

               (a) Each share of Series B Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, as provided herein upon the Corporation's receipt of the written consent of the holders of a majority of the then outstanding shares of Series B Preferred Stock to the conversion of all then outstanding Series B Preferred Stock under this Section 6.

               (b) Upon the occurrence of the event specified in subparagraph 6.2(a) above, the outstanding shares of Series B Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series B Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series B Preferred Stock, the holders of Series B Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series B Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

        6.3 Conversion Price. Each share of Series B Preferred Stock shall be convertible in accordance with subsection 6.1 or subsection 6.2 above into the number of shares

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of Common Stock which results from dividing the Original Issue Price for such series of Preferred Stock by the conversion price for the Series B Preferred Stock that is in effect at the time of conversion (the "Conversion Price"). The initial Conversion Price of the Series B Stock shall be the its Original Issue Price. The Conversion Price of the Series B Preferred Stock shall be subject to adjustment from time to time as provided below. Following each adjustment of the Conversion Price, such adjusted Conversion Price shall remain in effect until a further adjustment of such Conversion Price hereunder.

        6.4 Adjustment Upon Common Stock Event. Upon the happening of a
Common Stock Event (as hereinafter defined), the Conversion Price of the Series B Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of such series of Series B Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and
(ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for the Series B Preferred Stock. The Conversion Price of the Series B Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term the "Common Stock Event" shall mean at any time or from time to time after the Original Issue Date, (i) the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

        6.5 Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event, then in each such event provision shall be made so that the holders of the Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Series B Preferred Stock or with respect to such other securities by their terms.

        6.6 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, or consolidation provided for elsewhere in this Section 6), then in any such event each holder of Series B Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization,

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reclassification or other change by holders of the number of shares of Common
Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

        6.7 Reorganizations, Mergers and Consolidations. If at any time or from time to time after the Original Issue Date there is a reorganization of the Corporation (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 6) or a merger or consolidation of the Corporation with or into another corporation (except an event which is governed under subsection 4.3), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Series B Preferred Stock thereafter shall be entitled to receive, upon conversion of the Series B Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series B Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 6 (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Series B Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This subsection 6.7 shall similarly apply to successive reorganizations, mergers and consolidations.

       6.8 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the Series B Preferred Stock, the Corporation, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series B Preferred Stock at the holder's address as shown in the Corporation's books.

       6.9 Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Series B Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock's fair market value as determined in good faith by the Board as of the date of conversion.

       6.10 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

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       6.11 Notices. Any notice required by the provisions of this Certificate of Designation to be given to the holders of shares of the Series B Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or delivery by a recognized express courier, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

       6.12 No Impairment. The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights, preferences and privileges of the holders of the Series B Preferred Stock against impairment.

     7. RESTRICTIONS AND LIMITATIONS. So long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not (by merger, consolidation or otherwise), without the approval, by vote or written consent, of the holders of at least a majority of the Series B Preferred Stock then outstanding:

        (a) adversely alter or change the rights, preferences, or privileges of, or restrictions provided for the benefit of, the Series B Preferred Stock;

        (b) authorize or issue (by reclassification or otherwise) any security having rights or preferences senior to or being on a parity with the Series B Preferred Stock;

        (c) increase or decrease the total number of authorized shares of Common Stock, Series B Preferred Stock or Preferred Stock;

        (d) issue any shares of Series B Preferred Stock other than pursuant to that certain Series B Preferred Stock and Common Stock Warrants Purchase Agreement dated as of August __, 2004, by and between the Corporation and the investors named therein, as such agreement may be duly amended;

        (e) increase the authorized number of directors of the Corporation;

        (f) take any action requiring the separate vote of the Series B Preferred Stock, voting as a separate series, under any applicable law, rule or regulation;

        (g) amend this Section 7; or

        (h) commit itself to take any of the foregoing actions.

     8. MISCELLANEOUS

        8.1 No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

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        8.2 Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.


     IN WITNESS WHEREOF, the undersigned has signed and executed the foregoing Certificate of Designation on this 11th day of August, 2004

_________________________           LOYALTYPOINT, INC.

_________________________           By:_______________________________
                                       Paul Robinson, Chief Executive Officer



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